Exhibit 99.1


         AMENDMENT TO THE SNAP-ON INCORPORATED BENEFIT TRUST
       AGREEMENT FOR THE GRANTOR TRUST STOCK OWNERSHIP PROGRAM

      The last clause of the penultimate sentence of Section 6.1 of the Trust Agreement shall be amended to read in its entirety as follows:

      ; and thereafter, any remaining shares of Common Stock or other assets constituting the Trust Corpus shall be transferred to the Director to be used (as determined by the Committee, taking into account the best interests of a broad cross-section of employees of the Company) solely to fund or provide benefits to employees of the Company under separately established, bona fide Company compensation or benefit plans and for contractual or other compensation or benefit obligations of the Company (other than Plans), it being understood that this Trust creates no rights derived from an underlying, independent compensation or benefit plan or contractual or other compensation or benefit obligation of the Company.

      The following sentence shall be inserted immediately preceding the last sentence of Section 6.1 of the Trust Agreement:

      For purposes of the Committee's determination as to the application of the Trust Corpus upon termination of the Trust, only compensation or benefit obligations that arise legitimately in the ordinary course of business of the Company shall be deemed "bona fide."